SEVERANCE AGREEMENT

This Severance Agreement (“this Agreement”) is made by and between Xfone, Inc. (the “Company”) and you, Guy Nissenson, as of September 20, 2010 (the “Effective Date”). For purposes of this Agreement, the “Company” shall include any parent and/or subsidiary of the Company, unless the context clearly requires otherwise.

This Agreement is intended to provide you with enhanced financial security in recognition of your past and future service to the Company, and is being entered into pursuant to Section 17 of the March 28, 2007 Consulting Agreement (as amended on June 30, 2010) between the Company and you (the “Consulting Agreement”).

1.	Definition of Terms. The following terms used to in this Agreement shall have the following meanings:

(a)
Cause. “Cause” means (1) any act of dishonesty taken in connection with your responsibilities under the Consulting Agreement or the Employment Agreement that is intended to result in your substantial personal enrichment; (2) your conviction or plea of no contest to a crime that negatively reflects on your fitness to perform your duties under the Consulting Agreement or the Employment Agreement or harms the Company’s reputation or business; or (3) willful misconduct by you that is injurious to the Company’s reputation or business.

For purposes of determining whether Cause exists, an act or failure to act will be deemed “willful” only if effected not in good faith or without reasonable belief that the action or failure to act was in the best interests of the Company.

(b)
Disability. “Disability” means your being unable to perform the principal functions of your duties under the Consulting Agreement or the Employment Agreement due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months.

The Company will determine whether a Disability exists based on evidence provided by one or more physicians approved by the Company.

(c)
Good Reason. “Good Reason” means, without your written consent: (1) a change in your status, title, position, responsibilities or assignment to duties by the Company that are substantially inconsistent with your training, education, professional experience and status; (2) a reduction in your fee under the Consulting Agreement below your fee on the Effective Date, or a reduction in your salary under the Employment Agreement below your salary on the Effective Date; (3) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days; (4) any material breach by the Company of any provision of this Agreement, the Consulting Agreement or of the Employment Agreement; or (5) the Company’s failure to provide substantially comparable benefits in the aggregate to those provided to similarly situated employees of the Company.

(d)
Release of Claims. “Release of Claims” means a waiver by you of all obligations of the Company set forth in this Agreement, in the Consulting Agreement or in the Employment Agreement and all claims and causes of action against the Company.

(e)	Termination Date. "Termination Date" means the date of termination of the Consulting Agreement or the Employment Agreement.

(f)	The Employment Agreement. The "Employment Agreement" means the June 30, 2010 Employment Agreement between the Company and you.

2.	Eligibility for Severance Benefits. You will be entitled to the payments and benefits described in Section 3 only if:

(a)
either (1) the Company terminates the Consulting Agreement and/or the Employment Agreement for a reason other than Cause, Disability or death, or (2) you terminate the Consulting Agreement and the Employment Agreement for Good Reason; and

(b)
you (1) sign and deliver to the Company a Release of Claims satisfactory to the Company, and (2) comply with all of the applicable terms of this Agreement, the Consulting Agreement, and the Employment Agreement

Provided, however, that in the event you are employed or hired by a subsidiary of the Company that is involved in a Spin-Off (as defined in Section 5), then you shall not be deemed to have been terminated for Cause nor shall you be permitted to terminate for Good Reason and receive the benefits described hereunder on account of the Spin-Off, but rather such subsidiary shall be deemed to be a successor of the Company (as determined under Section 5) and this Agreement shall inure to the benefit of the parties described in Section 5.

3.	Severance Benefits. If you meet the eligibility requirements described in Section 2, you will receive the following.

(a)	Lump Sum Payment. You will receive a lump sum payment which shall consist of:

a.
An amount equal to three and a half (3.5) months fee, under the Consulting Agreement (as in effect prior to the Termination Date), for each year or part thereof, beginning on the inception date of the Company until the Termination Date; plus

b.
An amount equal to three and a half (3.5) months salary, under the Employment Agreement (as in effect prior to the Termination Date), for each year or part thereof, beginning on the inception date of the Company until the Termination Date.

These payments shall be made on the Termination Date.

(b)
Option Vesting. Notwithstanding anything to the contrary in any plan, any options, whether granted to you before, on or after the Effective Date that are unvested on the Termination Date, except for options that vest solely upon the achievement of a performance objective or objectives or options that have their vesting accelerate upon the achievement of a performance objective or objectives, will become fully vested and exercisable on the Termination Date if the options otherwise would have vested (solely by virtue of your continued engagement with the Company and not, directly or indirectly, due to a change of control of the Company) during the one-year period commencing the Termination Date. Any other unvested options will be forfeited on the Termination Date.

(c)
Outstanding Fees, Bonuses, Expenses, Salaries and Employee Social & Fringe Benefits. The Company will pay you any outstanding and unpaid and/or unreimbursed fees, bonuses, expenses, salaries and employee social & fringe benefits due pursuant to the Consulting Agreement and the Employment Agreement for periods prior to the Termination Date. These payments will be made promptly following the Termination Date.

(d)
In order to remove doubt, it is hereby clarified and declared that nothing contained in this Agreement shall be construed to limit or derogate any entitlement to fees, bonuses, salaries and employee social & fringe benefits under the Consulting Agreement and the Employment Agreement for periods prior to the expiration of the initial effective term and periods prior to the expiration of any additional effective term of the Consulting Agreement and the Employment Agreement.

4.
Term of Agreement. This Agreement shall be in effect for an initial fixed term of four and a half (4.5) years, beginning on the Effective Date, and shall thereafter be automatically renewed for additional terms of three (3) years for as long as the Consulting Agreement or the Employment Agreement are in effect. In the event that you will be entitled to receive the payments and benefits described in Section 3, this Agreement will not terminate until all of your and the Company’s obligations under this Agreement have been fully satisfied. Notwithstanding the foregoing, if the Consulting Agreement and/or the Employment Agreement will be terminated and as a result of such termination you will not be entitled to receive the payments and benefits described in Section 3, this Agreement will terminate on the Termination Date.

5.
Assignment. This Agreement will be binding upon and become of advantage to (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means (i) any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company, or (ii) any former subsidiary of the Company that ceases to be as such as the result of the Company distributing the securities of such subsidiary to the Company’s stockholders (a “Spin-Off”). None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

6.	Notices.

(a)
General. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, (2) one (1) business day after being sent by a well established commercial overnight service, or (3) four (4) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

5307 W Loop 289
Lubbock TX 79414
USA
Attn: General Counsel

If to you:

at your last residential address known by the Company.

(b)
Notice of Termination. Any termination of the Consulting Agreement and/or the Employment Agreement by the Company for Cause, Disability or death, or by you for Good Reason must be communicated by a notice of termination (the "Notice") to the other party. The Notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable details the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the Termination Date. The Notice shall be delivered in accordance with the provisions set forth in the applicable sections of the Consulting Agreement and/or the Employment Agreement.

7.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

8.	Entire Agreement. This Agreement constitutes the entire agreement between the Company and you concerning your severance arrangements with the Company or any of its subsidiaries.

9.
Amendments and Modifications, No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

10.	Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

11.
Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth above:

Xfone, Inc.		Guy Nissenson
By:	/s/ Itzhak Almog	By:	/s/ Guy Nissenson
Name:	Itzhak Almog
Title:	Chairman